Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Jaguar Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to be paid	Primary Offerings					Newly Registered Securities
	Equity	Common Stock, par value $0.0001 per share(1)		(2)	(3)	(3)
	Equity	Preferred Stock, par value $0.0001 per share(1)		(2)	(3)	(3)
	Equity	Subscription Rights(1)		(2)	(3)	(3)
	Other	Warrants(1)		(2)	(3)	(3)
	Other	Units(1)		(2)	(3)	(3)
	Unallocated (Universal) Shelf		457(o)	(2)	(3)	$75,000,000	$0.00014760	$11,070(4)

	Secondary Offering
	Equity	Common Stock, par value $0.0001 per share(5)	457(c)	16,666,666	$0.12	$1,999,999.92	$0.00014760	$295.20
Fees Previously Paid
						Carry Forward Securities
Carry Forward Securities
				Total Offering Amounts		$76,999,999.92	$0.00014760	$11,365.20
				Total Fees Previously Paid				N/A
				Total Fee Offsets				N/A
				Net Fee Due				$11,365.20

(1)            Separate consideration may or may not be received for securities that are issuable upon the conversion or exercise of, or in exchange for, other securities offered hereby.

(2)            With regard to the securities included in the primary offering made hereby, an indeterminate number of the securities of each identified class is being registered as may from time to time be offered hereunder at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder as shall have an aggregate initial offering price not to exceed $75,000,000. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional securities to be offered as a result of share splits, share dividends or similar transactions.

(3)            The proposed maximum offering price per share will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.

(4)            The proposed maximum aggregate offering price has been calculated pursuant to Rule 457(o) under the Securities Act.

(5)            Estimated solely for the purpose of calculating the registration fee according to Rule 457(c) under the Securities Act, based on the average of the high ($0.14) and low ($0.10) prices of the registrant’s common stock reported on the Nasdaq Capital Market on April 15, 2024, which is within five business days prior to filing this registration statement.